Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Myomo, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 11, 2022, with respect to our audits of the consolidated financial statements of Myomo, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 incorporated by reference in the Prospectus included in the Registration Statement, as amended.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 11, 2023